Exhibit 2c

                        CONFIDENTIAL TREATMENT REQUESTED

          Confidential Portions of This Agreement Which Have Been Redacted Are Marked With Brackets ("[***]"). The Omitted Material Has Been Filed Separately With The United States Securities and Exchange Commission.

                            ASSET PURCHASE AGREEMENT

         This agreement ("Agreement") dated as of October 19, 1999 is by and between ORKIN EXTERMINATING COMPANY, INC., a Delaware corporation ("Orkin"), REDD PEST CONTROL COMPANY, INC., a Mississippi corporation ("Redd"), and RICHARD
L. REDD, an individual resident of the state of Mississippi (hereinafter sometimes referred to as "Richard Redd" or the "Owner").

                              W I T N E S S E T H:

         WHEREAS, Redd is engaged in the Pest Business (as defined in Section
2.01 below); and

         WHEREAS, the Owner owns all of the issued and outstanding equity interests of Redd; and

         Whereas, [***], an individual resident of the state of [***], [***], an individual resident of the state of [***], and [***], an individual resident of the state of [***] are collectively the "Senior Management" of Redd, and the obligations of Orkin to consummate the transactions contemplated herein are conditioned, in part, on certain agreements to be entered into by the Senior Management; and

         WHEREAS, Orkin desires to purchase all of the assets owned and used by Redd in connection with the Pest Business and assume certain liabilities of Redd in connection therewith, all upon terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, the promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                    PURCHASE OF ASSETS AND RELATED AGREEMENTS

         1.01 Purchase and Sale of Assets. At the Closing (as defined in Section
1.04 below) and subject to the terms hereof, Redd agrees to sell and deliver to Orkin, and Orkin agrees to purchase, all of Redd's right, title and interest in the assets used by Redd in the conduct of the Pest Business other than the Excluded Assets (as defined below) (collectively the "Assets"). The Assets shall include, but not be limited to, the following:

                  (a) Customer Contracts and Customer Lists. All of Redd's rights pursuant to written or oral contracts existing as of the Closing Date to provide Pest Services to customers ("Customer Contracts"), and Redd's existing lists of current customers ("Customer Lists").

                  (b) Accounts Receivable and Prepaid Expenses. All accounts receivable of Redd as of the Closing Date ("Accounts Receivable"), prepaid advertising as of the Closing Date, and all other prepaid expenses of Redd (including leasehold security deposits and prepaid rent for those properties covered by the Leases as defined in Section 1.01(d) below), other than Prepaid

Insurance (as defined herein) and other prepaid expenses included in the Excluded Items (as defined herein), ("Prepaid Expenses").

                  (c) Fixed Assets. All fixtures, tools, items of furniture, equipment, computers, vehicles, leasehold improvements and other tangible personal property assets owned by Redd and used in the Pest Business, including those listed on Schedule 1.01(c) (the "Fixed Assets").

                  (d) Leases. To the extent assignable (or, if not assignable, to the extent that the respective lessor consents to such assignment or Orkin waives receipt of such consent) all of Redd's leasehold interest in those operational field office locations and vehicles covered by the leases listed on
Schedule 1.01(d) (the "Leases").

                  (e) Inventory. All inventories (including inventories covered by Redd purchase orders, warehoused inventories, owned inventories held by suppliers, inventories covered by customer purchase orders and sample and promotional goods) that are used in the conduct of the Pest Business as of the Closing Date, including any inventories acquired after the date of this Agreement but excluding any inventories sold or otherwise disposed of after the date of this Agreement ("Inventory").

                  (f) Other Contracts and Purchase Orders. All of Redd's rights, to the extent assignable or transferable (or, if not assignable, to the extent that each respective third party to such agreement consents to the assignment thereof, or Orkin waives receipt of such consent), pursuant to: employment agreements, covenants not to compete and confidentiality agreements with Redd employees (to the extent Orkin can be a third-party beneficiary), covenants not to compete and confidentiality agreements with all Redd employees; and those non-disclosure agreements, confidentiality agreements, licenses, service contracts and other contracts including those listed on Schedule 1.01(f) hereto ("Other Contracts"). All of Redd's commitments and orders for the purchase and sale of goods and equipment (including Inventory) and services (including advertising, maintenance and other incidental services) ("Purchase Orders").

                  (g) Intellectual Property. All of Redd's right, title and interest in all logos, service marks and trademarks owned by Redd, including, without limitation, those items listed on Schedule 1.01(g) hereto, and all of Redd's right, title, and interest in and to existing quality control procedures and protocols, service procedures and protocols, field computer software (to the extent assignable or transferable or if not assignable, to the extent the licensor consents to the assignment thereof or Orkin waives receipt of such consent), and technical know-how, and in and to computer data (collectively, "Intellectual Property").

                  (h)  Other  Assets.  All of  Redd's  rights  to its  telephone numbers for field office locations listed on Schedule 1.01(h); telephone directory advertising; existing files and records (including correspondence) of current and former customers, all licenses, consents, permits, variances, certifications, and approvals of governmental agencies to the extent transferable; existing books of account, financial, accounting, marketing, and other records relating to the operation of the Pest Business (excluding the corporate minute books and stock ledgers of Redd) and all current, existing pricing, cost information and supplier lists relating to the Pest Business; and, except as

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

otherwise provided in this Agreement, all deposits, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment.

         1.02 Excluded Assets. The Assets shall not include the following items (collectively, the "Excluded Assets"):

                  (a) Cash and Cash Equivalents. All cash and cash equivalents (other than cash equivalents included in the Prepaid Expenses).

                  (b) Insurance Policies; Tax Refunds. All insurance policies and claims thereunder of Redd, including prepayments of insurance premiums ("Prepaid Insurance"), claims for and rights to receive tax refunds, tax deductions for losses, expenses and other tax benefits of Redd such as credits and losses accrued or arising prior to the Closing Date, all tax returns of Redd (whether relating to the Pest Business or otherwise), and any legal files or other documents covered by an evidentiary privilege.

                  (c) Transaction Documentation.  All books, documents,  records
and  files  prepared  in  connection  with  or  relating  to  the   transactions
contemplated by this Agreement.

                  (d) Transaction Rights. All of Redd's rights under or pursuant to this Agreement and the other agreements between Redd and Orkin contemplated hereby.

                  (e) Corporate Records. All minute books and stockholder and stock transfer records and similar corporate records of Redd.

                  (f) Franchise Agreements. All of Redd's contracts to provide franchising services to the Franchisees specified on Schedule 1.02(f) attached hereto (the "Redd Franchise Agreements").

                  (g) C.P.S. Insurance Company, Ltd. and Copesan Services stock. All of the stock of C.P.S. Insurance Company, Ltd. Copesan Services.

                  (h) Excluded Items. Those items ("Excluded Items") set forth on Schedule 1.02(h) attached hereto.

         1.03     Assumption of Liabilities.

                  (a) Orkin shall assume on the Closing Date and shall pay, perform and discharge when due all of Redd's obligations and liabilities arising from and after the Closing under the Customer Contracts (other than Termite Guarantee Contracts, which shall be governed by the provisions of Section 1.03(c) hereof), the Other Contracts, the Leases and the Purchase Orders ("Executory Contractual Liabilities"). As a part of the Purchase Price, Orkin shall also assume (i) the obligations of Redd under those certain deferred compensation agreements specified on Schedule 1.03(a)(i) attached hereto (the "Deferred Compensation Agreements"); (ii) those acquisition debt obligations specified on Schedule 1.03(a)(ii) attached hereto (the "Acquisition Obligations"); (iii) that certain outstanding loan from Deposit Guaranty National Bank, in the principal amount of [***] (the "[***] Loan"); (iv) the obligations of Redd for

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

[***] but [***], [***] with [***], [***],  and/or [***] of Redd employees as of the Closing Date (the "Days Off Accruals"); and (v) specified accounts payable as identified and in the amount contained on the Assumed Payables List (as hereinafter defined). Collectively, the liabilities referred to in this Section 1.03(a) are the "Assumed Liabilities".

                  (b) Except for the Assumed Liabilities, it is expressly understood and agreed between the parties hereto that ORKIN SHALL NOT ASSUME AND IS NOT ASSUMING, NOR SHALL ORKIN BECOME LIABLE, OBLIGATED OR RESPONSIBLE FOR THE PAYMENT OF ANY DEBTS, LIABILITIES OR OBLIGATIONS OR THE PERFORMANCE OF ANY
DUTIES OF REDD OF ANY KIND OR NATURE WHATSOEVER, KNOWN OR UNKNOWN, WHETHER ARISING BEFORE, ON OR SUBSEQUENT TO THE CLOSING AND WHETHER CONTINGENT OR LIQUIDATED IN AMOUNT (INCLUDING, WITHOUT LIMITATION, ANY DEBT, LIABILITIES, OBLIGATIONS OR DUTIES ARISING OUT OF ACCOUNTS PAYABLE (OTHER THAN THOSE INCLUDED IN THE ASSUMED PAYABLES LIST), TAX LIABILITIES, ENVIRONMENTAL, IMMIGRATION OR PRODUCT LIABILITY MATTERS, EMPLOYEE BENEFITS, CUSTOMER CONTRACTS OR OTHER CONTRACTS OR AGREEMENTS (OTHER THAN OBLIGATIONS ARISING UNDER THE EXECUTORY CONTRACTUAL LIABILITIES FROM AND AFTER THE CLOSING DATE) OR OTHER LIABILITIES OF
REDD).

                  (c)   Notwithstanding   anything  in  this  Agreement  to  the
contrary, Orkin shall not assume any obligation under a [***] unless and until (i) the [***] to such contract makes a [***] to [***], (ii) the [***] for which such [***] was made has commenced, and (iii) Orkin inspects and is satisfied with the condition of such [***].

         1.04 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Barnes, Broom, Dallas and McLeod, PLLC, in Jackson, Mississippi, on November 30, 1999. The Closing shall be effective as of 12:01 am local time on December 1, 1999 (or, if the Closing does not occur on November 30, 1999 on such other date as may be mutually acceptable to the parties hereto), which shall be the "Closing Date".

                                   ARTICLE II
                           DEFINITIONS; PURCHASE PRICE

         2.01 Certain Definitions. As used herein, the following terms shall have the meanings set forth below.

                  (a) "Assumed Payables List" shall be a list of payables of Redd which shall be assumed by Orkin and which shall trigger a reduction to the Purchase Price. A draft of the Assumed Payables List shall be provided by Redd to Orkin on or before five (5) business days prior to the Closing Date. The Assumed Payables List shall be updated as of the Closing Date, and shall be finalized as a part of the Purchase Price Adjustments Calculation after the Closing Date.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  (b) "Baseline Assets" shall mean [***], [***] (excluding
Prepaid  Insurance,   Excluded  Items,  and  any  deferred discounts), [***],
and [***].

                  (c) "Baseline Liabilities" shall mean the [***] of [***] received by Redd prior to Closing for [***] that have not yet been [***] under [***].

                  (d) "Earnest Money Deposit" means the sum of [***] Dollars [***], which was delivered by Orkin to Redd on [***].

                  (e) "Holdback" shall be equal to [***] of the total amount of the Accounts Receivable as of the Closing.

                  (f) "Major Customers" shall mean those customers identified on
Schedule 3.05 attached hereto, constituting the 20 largest customers (other than Copesan Services) based on the Revenue generated by such customers for the twelve months ended September 30, 1999.

                  (g) "Net Worth" shall mean the difference between the Baseline Assets and the Baseline Liabilities.

                  (h) "Permitted Encumbrances" shall mean (i) claims, security interests, liens and other title encumbrances that are disclosed on Schedule 2.01(h) or the other Schedules hereto, and (ii) mechanics', carriers, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty.

                  (i) "Pest Business" shall mean the provision of Pest Services by Redd to customers.

                  (j) "Pest Services" shall mean the provision of termite, pest control and elimination services, and the sale or leasing of termite, pest control and elimination products.

                  (k) "Revenues" shall mean the net revenues (gross revenues determined after discounts and allowances other than the 5% prepayment discount Redd has offered to its customers in the ordinary course of business) accrued for the period designated, generated in connection with the performance by Redd of Pest Services for its customers, exclusive of any revenues derived from the provision of Pest Services under contract or subcontract with Copesan Services, as determined under GAAP, consistently applied.

                  (l) "Termite Guarantee Contracts" shall mean contractual obligations of Redd to perform corrective or treatment measures for the benefit of a customer with respect to termite infestation or termite damage.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

         2.02 Purchase Price. The purchase price ("Purchase Price") for the Assets, the Redd Noncompetition Agreement (as defined in Article IX), the Richard Redd Noncompetition Agreement (as defined in Article IX), and the Senior Management Noncompetition Agreements (as defined in Article IX) shall be equal
to FIFTEEN MILLION SEVEN HUNDRED AND SEVENTY FIVE   THOUSAND   DOLLARS
($15,775,000), subject to the adjustments required to be made pursuant to Sections 2.03 and 2.08.

         2.03 Adjustments to Purchase Price. The Purchase Price shall be (i) decreased by the face amount of the obligations under the [***], (ii) decreased by the outstanding obligations (including principal and interest) under the [***] on the Closing Date; (iii) decreased by the outstanding obligations (including principal and interest) under the [***] on the Closing Date; (iv) decreased by the [***]; (v) decreased by the [***] included on the [***]; and
(vi) increased or decreased, as the case may be, by the difference between the Net Worth as of July 31, 1999 and the Net Worth on the Closing Date (collectively, the "Purchase Price Adjustments"). On or before two business days prior to the Closing Date, Orkin and Redd shall make a good faith estimate as of the Closing Date of the Purchase Price Adjustments, which estimate shall be used in determining the Closing Cash Payment (as defined below) (the "Estimated Purchase Price Adjustments"). The Purchase Price Adjustments shall be finally calculated and determined in the manner set forth in Section 2.05 below. The Purchase Price shall also be subject to the adjustments for Accounts Receivable set forth in Section 2.08 below.

         2.04 Payments at Closing. At the Closing, Orkin shall deliver the following:

                  (a) to Redd, by wire transfer of immediately available funds to an account or accounts designated in writing by Redd, [***] DOLLARS [***], minus the [***] (which shall be retained by Redd), minus the Estimated Purchase Price Adjustments, and minus the Holdback (the "Closing Cash Payment"); and

                  (b) to Redd, one or more promissory note(s) in the form attached hereto as Exhibit A with a term of [***], an interest rate of [***] and an aggregate face amount of [***] DOLLARS
         [***] (collectively, the "Promissory Notes"); and

                  (c) to [***], an amount necessary to satisfy, in full, the [***], as set forth in a payoff letter to be obtained by Redd from [***] before the Closing.

In addition, Orkin shall (i) deliver to Richard Redd the amounts due (if any) at the Closing under the Richard Redd Noncompetition Agreement; and (ii) deliver to Senior Management the amounts due (if any) at the Closing under the Senior Management Noncompete Agreements.

         2.05     Calculation of Purchase Price Adjustments.

                  (a) In order to finally determine the amount of the Purchase Price, Orkin shall perform a calculation of the Purchase Price Adjustments (the "Purchase Price Adjustments Calculation") which shall be delivered to Redd within 30 days following the Closing Date. Orkin (including its internal auditors) and its certified public accountants shall have the opportunity during the preparation of the Purchase Price Adjustments Calculation to consult with Stockwell & Company, certified public accountants (at the expense of Redd), and the chief financial officer, controller, or any other officer of Redd (to the extent not employed by Orkin), and to review the books and records of Redd. Redd shall have a period of 30 days after receipt of the Purchase Price Adjustments Calculation to present to Orkin in writing any objections and the amounts related thereto (the "Section 2.05 Objections") which Redd may have with respect to the computation of the Purchase Price Adjustments Calculation, which Section 2.05 Objections shall be presented in reasonable detail. If no Section 2.05 Objections are raised by Redd within such 30-day period, the Purchase Price Adjustments Calculation shall be deemed accepted and approved by Redd and the adjustments to Purchase Price required by
Section 2.03 shall be made accordingly.

                  (b) Resolution by Parties. If, within such 30-day period, Redd raises Section 2.05 Objections, Orkin and Redd shall attempt in good faith to resolve the matter or matters in dispute and, if resolved, such resolution shall be final, conclusive and binding upon the parties hereto and the adjustments to Purchase Price required by Section 2.03 shall be made accordingly.

                  (c) Resolution by Independent Accounting Firm. If the dispute referred to in Section 2.05(b) is not resolved by Orkin and Redd within 10 days after delivery of the Section 2.05 Objections, then the specific matters in dispute shall be submitted to Ernst & Young or such other nationally recognized accounting firm as Orkin and Redd may mutually agree upon (the "Independent Accounting Firm"), which firm shall be requested to make a determination as to such matter or matters as are in dispute within 30 days after the such submission of the dispute to the Independent Accounting Firm, which determination shall be final, conclusive and binding upon the parties hereto and the Purchase Price shall be revised to reflect such determination. The Independent Accounting Firm shall simultaneously deliver its written determination to Orkin and Redd. The fees and expenses of the Independent Accounting Firm shall be shared equally by Redd and Orkin. Redd and Orkin agree to cooperate in good faith with each other, with each other's authorized representatives and with the Independent Accounting Firm, in order that any and all matters in dispute may be resolved as soon as practicable.

         2.06 Payment After Determination of Final Purchase Price Adjustments. If the final Purchase Price Adjustments Calculation results in Purchase Price Adjustments that are less than the Estimated Purchase Price Adjustments, then Orkin shall pay the difference between the final Purchase Price Adjustments and the Estimated Purchase Price Adjustments to Redd. If the final Purchase Price Adjustments Calculation results in Purchase Price Adjustments that are greater than the Estimated Purchase Price Adjustments, then Redd shall pay the difference between the final Purchase Price Adjustments and the Estimated Purchase Price Adjustments to Orkin. No interest shall be due or payable respecting any payments to be made pursuant to this Section 2.06. Any and all payments required to be made by Orkin or Redd as a result of adjustments made pursuant to this Section 2.06 shall be made by wire transfer of immediately available funds within five business

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

days after the Purchase Price Adjustments Calculation is finalized. If Redd fails to pay Orkin any amount due to Orkin under this Section 2.06, Orkin may elect to set-off such amounts against the obligations due under the Promissory Notes.

         2.07 Allocation. The Purchase Price received by Redd shall be allocated among each class of Assets of Redd, the Richard Redd Noncompetition Agreement, and the Senior Management Noncompetition Agreements, as mutually agreed by the parties on or before the Closing. Redd agrees that it will prepare and file any notice or other filings required pursuant to

Section 1060 of the Internal Revenue Code of 1986, as amended, and that any such notices or filings will be prepared based on such tax allocation of the Purchase Price. Redd agrees to send to Orkin a completed copy of its Form 8594 with respect to this transaction prior to filing such form with the Internal Revenue Service.

         2.08 Accounts Receivable Adjustment. At the Closing, Redd shall deliver to Orkin a detailed listing of the Accounts Receivable together with an aging schedule therefor. On the [***] and [***] following the Closing Date, Orkin shall present Redd with a detailed listing of the accounts and invoices which were listed on the Accounts Receivable list delivered at Closing and which remain outstanding on such date (the "Uncollected AR Calculation"). Redd shall have a period of 30 days after receipt of the Uncollected AR Calculation to present to Orkin in writing any objections and the amounts related thereto (the "AR Objections") which Redd may have with respect to the Uncollected AR Calculation, which AR Objections shall be presented in reasonable detail. At its own expense, Redd and its certified public accountants shall have the opportunity during and following the preparation of the Uncollected AR Calculation to consult the chief financial officer, controller, or any other employee of Orkin engaged in the calculation of the Uncollected AR Calculation, to observe, review, and examine the work papers, schedules, and other documents prepared or used in connection with the Uncollected AR Calculation, and to review the books and records of Orkin related to such calculation. If no AR Objections are raised by Redd within such 30-day period, the Uncollected AR Calculation shall be deemed accepted and approved by Redd. If, within such 30-day period, Redd raises AR Objections, Orkin and Redd shall attempt in good faith to resolve the matter or matters in dispute and, if resolved, such resolution shall be final, conclusive and binding upon the parties hereto. If the parties fail to reach such resolution within ten (10) days after delivery of the AR objections, the dispute mechanism set forth in Section 2.05(c) of this Agreement shall apply.

         If the Uncollected AR Calculation includes Accounts Receivable attributable to the sale of [***] to customers [***], Orkin shall, in good faith, determine the collectibility of the [***] in accordance with the terms thereof. That portion of the [***] that Orkin determines to be collectible in accordance with the terms thereof shall be (i) deemed to be collected for purposes of the Uncollected AR Calculation, and (ii) [***] of the face amount of such Accounts Receivable shall be subtracted from the Uncollected AR Calculation. There shall be no subtraction from the Uncollected AR Calculation for [***] that Orkin does not determine to be collectible in accordance with the terms thereof.

         If the Uncollected AR Calculation (as finally determined) is greater than or equal to the Holdback, the Orkin shall be entitled to retain the Holdback, and Redd shall pay the difference between the Uncollected AR Calculation and the Holdback to Orkin. If the Uncollected AR Calculation (as finally determined) is less than the Holdback, the Orkin shall be entitled to retain only that portion of the Holdback that is equal to the Uncollected AR Calculation, and shall pay the remainder of the Holdback to Redd. No interest shall be due or payable respecting any payments to be made pursuant to this
Section 2.08. Any and all payments required to be made by Orkin or Redd as a result of adjustments made pursuant to this Section 2.08 shall be made by wire transfer of immediately available funds within five business days after the Uncollected AR

Calculation is finalized. If Redd fails to pay Orkin any amount due to Orkin under this Section 2.08, Orkin may elect to set-off such amounts against the obligations due under the Promissory Notes.

         Between the Closing Date and the date of its presentation of the Uncollected AR Calculation, (i) Orkin shall use its best efforts to collect the Accounts Receivable; (ii) Orkin shall apply any payments received from any customer listed on the Accounts Receivable list in the manner directed by such customer, and, if the customer fails to designate an invoice for payment, then the payment shall be applied against the oldest outstanding invoice for such customer; (iii) Orkin shall have the sole right to collect and to endorse with the name of Redd any checks received on account of any outstanding Accounts Receivable; (iv) Redd shall promptly forward or cause to be forwarded to Orkin any and all Accounts Receivable proceeds received by Redd; and (v) Redd shall cause its chief financial officer, controller, or any other officer of Redd (to the extent not employed by Orkin) to provide such reasonable assistance to Orkin as may be necessary or appropriate to ensure that the Accounts Receivable are collected in a manner consistent with past practice and experience.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF REDD

         Redd makes the following representations and warranties to Orkin, all of which shall survive the Closing as herein provided and each of which is acknowledged by Redd to be relied upon by Orkin.

         3.01 Organization. Redd is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own and use its properties and to conduct its business as currently conducted in all places where it does business.

         3.02  Authorization; Effect of Agreement; Consents.

                  (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action of Redd. This Agreement constitutes a valid and binding obligation of Redd, enforceable in accordance with its terms.

                  (b) Schedule 3.02(b) to this Agreement lists all approvals and consents required under the Material Contracts (as defined in Section 3.05 below) in order that Redd's rights thereunder may be assigned to Orkin as contemplated hereby (the "Consents").

         3.03 Title to Assets. Redd has good and marketable title to all tangible Assets (and a valid and enforceable leasehold interest in all assets subject to Leases which are Material Contracts) free and clear of all claims, security interests, liens and other title encumbrances other than Permitted Encumbrances.

         3.04 Condition of Certain Assets. Schedule 1.01(c) includes a true, correct and complete list as of the date hereof of the material tangible personal property assets owned by Redd and used in the Pest Business. Except as disclosed in Schedule 1.01(c), the Fixed Assets and the assets subject to Leases which are Material Contracts are, in good operating condition, ordinary wear and tear excepted.

         3.05 Leases,  Other Contracts,  Customer  Contracts and Customer Lists.
Schedule 1.01(d) sets forth a true, correct and complete list as of the date hereof of all real property and vehicle leases used by Redd in the conduct of the Pest Business ("Material Contracts"). Schedule 3.05 sets forth the Major Customers who, as of September 30, 1999, are parties to Customer Contracts.
Schedule 3.05 sets forth the commencement and initial expiration dates of such Customer Contracts of Major Customers, and the monthly rate and the addresses of such Major Customers. Except as set forth on Schedule 3.05 hereto, there is no condition or development which threatens to have a material adverse effect upon the aggregate Revenues related to such Major Customers. Neither Redd nor any other party to any Material Contract is in breach of, or in default under, such Material Contract and no event has occurred which, but for the lapse of time or the giving of notice, or both, would be such a default. Except as disclosed on
Schedule 3.05, as of the date hereof, all Major Customers are active customers of the Pest Business.

         3.06 Inventory. Except as noted on Schedule 3.06, the Inventory is not obsolete, damaged or defective, has been stored and maintained in accordance with normal industry practice and is generally suitable for the purposes for which it is used.

         3.07 Intellectual Property. Schedule 1.01(g) sets forth a true, correct and complete list as of the date hereof of each patent, copyright (other than copyrighted labels, advertising and promotional materials), logo, service mark or trademark actively used by Redd. Redd has full right, title and interest to each patent, copyright, trademark or trade name actively used in the Pest Business and included in Schedule 1.01(g). There are no pending or threatened claims against Redd alleging that the conduct of Redd infringes or conflicts with the rights of others under patents, trademarks, copyrights and trade secrets. Redd owns or possesses the right to use all the patents, copyrights, trademarks, trade names, service marks, licenses and rights with respect to the foregoing necessary for the operation of Redd as now conducted. Redd is not aware of any violation by a third party of any of Redd's patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights used by Redd.

         3.08 Availability of Certain Assets. All of the Fixed Assets (other than vehicles when in use and Fixed Assets leased to customers pursuant to Customer Contracts or in the possession of such customers at their locations, in vehicles covered by the Leases or at the residences of sales managers and technicians) and Inventory (other than Inventory when being used) are located at a Redd facility or storage site, or at the residences of sales managers and technicians (and, on reasonable conditions, Redd will make such items available for inspection by Orkin). Redd has generally maintained such items in the ordinary course of its business.

         3.09 All Assets. The Assets and all assets subject to Leases, constitute all material properties of any nature with which Redd has conducted the Pest Business for the 12-month period prior to the date hereof, subject to the addition and deletion of assets in the ordinary course of its business. All facilities currently used by Redd are supplied with utilities reasonably necessary for the operation of such facilities.

         3.10  Financial  Statements;  Books and Records.  Redd has delivered to
Orkin: (a) the unaudited balance sheet of Redd as of December 31 in each of the years 1997 and 1998, and the related statement of income and cash flow for each of the fiscal years then ended, (b) an unaudited balance sheet of Redd as of September 30, 1999 and the related unaudited statement of income and cash flow for the nine (9) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of Redd as of the respective dates of and for the periods referred to in such financial statements, all in accordance with the income tax method of accounting, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a material adverse effect) and the absence of notes (that, if presented, would not differ materially from those included in the 12/31/98 balance sheet), and reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any person other than Redd are required by Generally Accepted Accounting Principles ("GAAP") to be included in the financial statements of Redd. The books of account and other records of Redd, all of which have been made available to Orkin, are complete and correct and have been maintained in accordance with sound business practices.

         3.11 Absence of Material Changes. Except as set forth in Schedule 3.11, from July 31, 1999 through the date of this Agreement there has been, and through the Closing Date there will be: (A) no material adverse change in the assets constituting the Assets of Redd (including any acquisition or purchase, sale, pledge or other transfer, exchange or disposition of any asset except in the ordinary course of business), (B) no increases in the wages and salaries of the officers or employees of Redd other than in the ordinary course of business; and (C) no contracts for the purchase of goods and services by Redd providing for payments in an amount in excess of $5,000 per month except (x) purchases of inventory in the ordinary course of business, (y) as listed on Schedule 3.11 or
(z) as consented to by Orkin.

         3.12 Accounts Receivable. Schedule 3.12 hereto sets forth a true, correct and complete list of all Accounts Receivable, in the aggregate, in 30-day aging categories as of September 30, 1999. All Accounts Receivable included in the Assets will have arisen in the ordinary course of the business.

         3.13 No Conflict. The execution and delivery of this Agreement by Redd and the Owner does not, and the performance of this Agreement by Redd and the Owner will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Redd, the Owner, or by which any of the Assets are bound or affected, (ii) violate or conflict with either the charter or bylaws of Redd, or (iii) except as may result from the failure to obtain any required third-party consent or approval, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Material Contract, instrument, permit, license or franchise of which Redd is a party.

         3.14 Taxes and Assessments. Redd has filed or will file when and as due all sales, use, payroll, excise, business and license tax returns required by law to be filed by Redd; and Redd has paid or will pay when and as due all federal, state, local or foreign taxes or other governmental charges including interest or penalties imposed to the Closing Date.

         3.15 Employees. Redd's employees are not represented by a union or subject to a collective bargaining agreement and Redd has no knowledge of any attempts to organize Redd's employees. There are no strikes, labor disputes, union representation contests, state labor or National Labor Relations Board proceedings or litigation pending, or to the knowledge of Redd, threatened against or affecting the operation of the Pest Business or its relations with its employees, except as set forth on Schedule 3.15. Except for such items which in the aggregate are not materially adverse to Redd, Redd is, to Redd's knowledge, in substantial compliance with all federal, state and local laws, rules and regulations with respect to employment, wages, hours and benefits. Except as set forth on Schedule 3.15, Redd is not engaged in any unfair labor practices nor are any unfair labor practices or other complaints pending against Redd filed with or, to the knowledge of Redd, threatened to be filed with or by the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar agency or instrumentality of any state or local government; and Redd has experienced no strikes or collective work stoppage over the past three years.

         3.16  Benefit Plans.

         (a) Schedule 3.16 sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, was maintained since December 31, 1975 or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of Redd or any other persons performing services for Redd, (ii) former directors or employees of Redd or any other persons formerly performing services for Redd, and/or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Business Employees") or with respect to which Redd or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than Redd, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes Redd) has or has had any obligation on behalf of any Business Employee. Except as disclosed on Schedule 3.16 attached hereto, there are no other benefits to which any Business Employee is entitled, and Redd specifically represents and warrants that it has no severance pay policy.

         (b) Redd has delivered to Orkin, with respect to each Employee Benefit Plan, true and complete copies of (i) the documents embodying and relating to each Employee Benefit Plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, group annuity contracts, administrative service contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan or any related trust, (iii) actuarial valuation reports and financial statements for the last three (3) years, (iv) each communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other governmental authority including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

         (c) Except as set forth in Schedule 3.16, each Employee Benefit Plan is in compliance with the provisions of ERISA and the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to it. Except as set forth in Schedule 3.16, Redd has not maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code during its last six (6) fiscal years, and each plan maintained by an ERISA Affiliate which is subject to Title IV of ERISA or Section 412 of the Code is fully accrued and funded in compliance with ERISA and the Code as of the Closing Date, and if any such plan or plans were terminated as of the Closing Date, the termination would satisfy the minimum funding requirements of ERISA and the Code. All Employee Benefit Plans which are "pension plans" as defined in
Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect.

         (d) Except as set forth in Schedule 3.16, neither Redd nor any ERISA Affiliate maintains or contributes to, is required to maintain or contribute to, or, since December 31, 1975, has maintained or contributed to, a "multiemployer plan" (as defined by Section 4001(a)(3) of ERISA).

         (e) Orkin shall not, as a result of the transactions contemplated by this Agreement (or any employment by Orkin of Business Employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of Redd or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee

Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan for an ERISA Affiliate, an "ERISA
Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.

         (f) No ERISA Affiliate and none of the Assets is subject to any lien arising under ERISA or the Code, including, but not limited to, a lien arising pursuant to Title IV of ERISA or Section 412 of the Code or a lien arising as a result of any tax imposed by Chapter 43 of Subtitle D of the Code. Neither Redd nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA.

         (g) Redd, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of
Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule 3.16 attached hereto lists the name of each Business Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage has not expired. Included in such lists are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage.

         3.17 Compliance with Laws; Licenses and Permits. Except as set forth on Schedule 3.17 hereto:

                  (a) Redd is in substantial compliance with the Federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act and Executive Order 11246, and all other applicable laws, orders, rules and regulations enacted or promulgated by the Environmental Protection Agency, the Occupational Health and Safety Administration and by all other governmental bodies and agencies, including state labor boards. Redd has not received notice of any noncompliance with the foregoing.

                  (b) Redd has all material governmental licenses, permits and approvals necessary for its operations and has not received since December 31, 1996, notice of any violations in respect of any such license, permits or approvals. No proceeding is pending or, to the knowledge of Redd is threatened, which seeks revocation or limitation of any such license, permits or approvals.

         3.18 Customers. Redd has a Customer Contract with each of its customers included on the Customer List. All services to such customers have been rendered in material compliance with such Customer Contracts, and have been performed in material compliance with the applicable laws, rules and regulations (including business and professional codes, home solicitation acts, credit sales acts, and the Federal Insecticide, Fungicide and Rodenticide Act) of all federal, state and local governmental bodies, agencies and boards, including departments of agriculture except as set forth in Schedule 3.18.

         3.19 Litigation. Except as set forth in Schedule 3.19, there is no suit, claim, action or proceeding which is pending or threatened against Redd.

         3.20 Fulfillment of Guarantees. All requests or demands for treatment or other service made by customers to fulfill warranties or guarantees made or given by Redd to such customers have been handled in the ordinary course of business.

         3.21 Broker's Fees. Redd has incurred no obligation or liability, contingent or otherwise, for any brokerage fee, finder's fee, agent's commission or other like payment in connection with this Agreement or the transactions contemplated hereby.

         3.22  Environment, Health and Safety.

                  (a) Redd has obtained all material permits, licenses, approvals and other authorizations which are required under all Environmental Laws (as defined below) and is in compliance in all material respects with the terms and conditions of all such licenses, approvals and authorizations, and in compliance with all other limitations, restrictions and requirements, including without limitation, the submission of all required reports, notices and other filings, contained in any applicable Environmental Law.

                  (b) Except as identified on Schedule 3.22(b), there is no pending, threatened, charge, complaint, action, suit, proceeding hearing, investigation, claim, or demand against Redd under any Environmental Law as amended or other laws, rules or regulations of any federal, state or municipal government or agency thereof concerning environmental matters nor has Redd received any notice of any of the foregoing.

                  (c) Except as identified on Schedule 3.22(c), Redd is not subject to any pending (nor does Redd have knowledge of any threatened) claim, complaint, action, suit, proceeding, hearing, investigation, or demand, from any governmental or private agency, entity or person concerning any intentional or unintentional act or omission by Redd, any predecessor to Redd, or by any other person or entity, with respect to (1) the investigation, remediation, or other activities related to the spillage, clean-up, management, manufacture or processing, or other handling of Hazardous Materials on, under or at any property now or previously owned, leased or operated by Redd, (2) any actual or alleged violation with respect to any Environmental Law or (3) any actual or alleged claim related to any damage to health, safety or the environment caused by Hazardous Materials.

                  (d) Redd is not subject to any pending (nor does Redd have any knowledge of any threatened) private, governmental or judicial claim, order, decree, or investigation related to the clean-up, management, manufacture or processing, or other handling of Hazardous Materials on, under or at any property now or previously owned, leased or operated by Redd.

                  (e) Schedule 3.22(e) sets forth any material past or present enforcement actions, orders, consent decrees or agreements, citations, violations or notices of violation, or penalties against or paid by Redd in connection with any Environmental Law since December 31, 1996.

                  (f) Except as disclosed on Schedule 3.22(e), there are no active, inactive or abandoned underground storage tanks ("USTs") for Hazardous Materials on any property leased or operated by Redd. To Redd's knowledge, each such UST identified in Schedule 3.22(e) is in material compliance with all requirements of Environmental Laws.

                  (g) Except as disclosed on Schedule 3.22(g), there is no presence of any material quantities of PCB or asbestos materials at any property leased or operated by Redd.

                  (h) Except as disclosed on Schedule 3.22(h), no material quantities of Hazardous Materials have been released, spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, dumped or disposed of into, on or from any property leased or operated by Redd.

                  (i) Except as disclosed on Schedule 3.22(i), there are no environmental reports, investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Redd in relation to any Facility (as defined in Section 3.24(a)) which have not been made available to Orkin. Redd has no knowledge of any material omissions or misstatements in any such reports, investigations, studies, audits, tests, reviews or other analyses relating to environmental conditions on or at any Facility.

                  (j) For purposes hereof, the term "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, requirements, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, the Toxic Substances Control Act, as amended, and any other federal, state or local law, regulation, requirement, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, other governmental restriction or any common law based on nuisance, tort or strict liability, relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, hazardous constituents, petroleum, petroleum products, radon gas, and radioactive matter into the environment or otherwise related to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, hazardous constituents, petroleum, petroleum products, radon gas and radioactive matter to the extent enacted and in effect on or prior to the Closing Date.

         3.23  Immigration Matters.

                  (a) With respect to all of Redd's employees, copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder ("IRCA") and any and all copies of documentation, records or other papers retained with Forms I-9, have been or, at Orkin's request, will be made available to Orkin prior to the Closing. Redd has complied in all material respects with IRCA with respect to the completion of Forms I-9 for all such employees and the reverification of the employment status of any and all such employees whose employment authorization documents indicated a limited period of employment authorization.

                  (b) With respect to all former employees of Redd who left Redd's employment within three years prior to the Closing, Redd has complied in all material respects with IRCA with respect to the maintenance of Forms I-9 for at least three years from the date of employment or for one year beyond the date of termination, whichever is later. Copies of all Forms I-9 maintained for such former employees pursuant to IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, have been or, at Orkin's request, will be made available to Orkin prior to the Closing.

                  (c) Except as disclosed on Schedule 3.23, Redd has had no material immigration law violations and has only employed individuals authorized to work in the United States. Since December 31, 1994, Redd has not been the subject of any inspection or investigation relating to its compliance with or violation of IRCA, nor has it been warned in writing, fined or otherwise penalized by reason of any failure to comply with IRCA, nor is any such proceeding pending or threatened.

         3.24  Matters Relating to the Facilities.

                  (a) Other than as set forth on Schedule 3.24, there are no encroachments, rights-of-way, easements, or conditions to the knowledge of Redd which could adversely affect the present use of the field locations leased under the Leases included in the Material Contracts (individually, a "Facility" or collectively, the "Facilities").

                  (b) There are no condemnation, or eminent domain proceedings pending or contemplated, against any Facility or any part thereof and Redd has received no notice of the intent of any public authority or other entity to take or use any Facility. There are no contemplated real property assessments affecting any Facility or any portion thereof which will adversely affect such Facility.

                  (c) Redd has received no written notice of any pending, and there is no threatened, action or governmental proceeding relating to, zoning changes which will adversely affect any Facility, nor is there any existing event or condition which would reasonably constitute a basis for any such proceeding. There is no present use of any real property adjacent to any Facility which adversely affects the conduct of the Pest Business.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

                  (d) Except as set forth in Schedule 3.24 attached hereto, usable public sanitary and storm sewers, public water facilities, and gas and electrical facilities (collectively, the "Public Utilities") as currently used at each Facility as provided in the applicable Lease are of capacity sufficient for the current operation of such Facility.

                  (e) Each Facility currently has access to and from public streets and roads and there are no facts or conditions that would result in the termination or material impairment of the present access from any Facility to such existing highways and roads.

         3.25 Year 2000 Compliance. Redd is currently, or will be, Year 2000 Compliant on or before the Closing Date. As used herein, "Year 2000 Compliant"
shall mean that all software, embedded microchips and other processing capabilities utilized by Redd on existing computer hardware resources which are critical to the functioning of the business of Redd will correctly process, sequence, and calculate, without interruption, all date and date related data for all dates to, through and after January 1, 2000, including leap year calculations, and shall recognize, store and transmit date data in a format which clearly indicates the correct century. Provided, however, that notwithstanding the foregoing, Redd makes no representation or warranty of Year 2000 Compliance with respect to its [***] system, its [***] system or its [***] system.

         3.26 Complete Copies. The copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are listed on disclosure schedules attached hereto which have been delivered or made available to Orkin have been or will be complete and correct in all material respects.

         3.27 Hart-Scott Rodino Act. Immediately prior to the Closing the "Person" (as defined in the Regulations issued by the Federal Trade Commission under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) within which Redd is included will have total assets (as shown on its last regularly prepared balance sheet or financial statement) of less than $10,000,000.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ORKIN

         Orkin hereby makes the following representations and warranties to Redd and the Owner, all of which shall survive the Closing as herein provided and each of which is acknowledged by Orkin to be relied upon by Redd and the Owner:

         4.01 Organization. Orkin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own and use its properties and to conduct its business as currently conducted in all places where it does business.

         4.02 Authorization; Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been, or before the Closing will be, duly authorized by all necessary corporate action of Orkin and Rollins, Inc. This Agreement constitutes a valid and binding obligation of Orkin enforceable against Orkin in accordance with its terms, and the guaranty is a valid and binding obligation of Rollins, Inc., enforceable against Rollins, Inc. in accordance with its terms.

         4.03 No Conflict. The execution and delivery of this Agreement by Orkin does not, and the performance of this Agreement by Orkin will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Orkin, (ii) violate or conflict with either the charter or bylaws of Orkin or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material contract, instrument, permit, license or franchise to which Orkin is a party.

         4.04 Broker's Fees. Orkin has not incurred any obligation or liability, contingent or otherwise, for any brokerage fee, finder's fee, agent's commission or other like payment in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V
                           COVENANTS OF REDD AND ORKIN

         5.01     Covenant of Further Assurances.

                  (a) Each party hereto shall use its best efforts to take all actions and to do all things reasonably necessary in order to consummate and effect the transactions contemplated by this Agreement (subject to the limitations contained in this Agreement). Without further consideration, each party hereto will, at any time and from time to time following the Closing, execute and deliver such further instruments of conveyance and transfer, and take such other action as the other party may reasonably request (subject to the limitations set forth in this Agreement), to consummate the transactions contemplated by this Agreement, including, without limitation, obtaining a release of the personal guaranty of Richard Redd with respect to the Deposit Guaranty Loan and the Motor Vehicle Lease Agreement.

                  (b) Certain of the Assets may be in the possession of third parties on the Closing Date. Prior to the Closing, except as otherwise provided in this Agreement, Redd and Orkin shall agree on reasonable procedures to transfer possession of the Assets to Orkin as soon as practicable after the Closing Date, and Redd shall provide reasonable assistance to Orkin in connection with the transfer thereof. Each of Redd and Orkin shall bear their own respective out-of-pocket costs incurred in connection with transferring such Assets.

         5.02 Consents. Orkin acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Customer Contracts, Leases and Other Contracts and that such consents have not been obtained. Orkin and Redd agree that they will use their reasonable efforts to jointly seek and obtain prior to Closing the consent of all Major Customers to the transactions contemplated by this Agreement. Redd shall use its reasonable efforts to obtain and deliver to Orkin prior to the Closing the consent of each lessor of the Leases. If any Lessor requires the payment of any fees in order to obtain such consent, the parties shall bear the cost of such fees equally.

         5.03  Employee and Related Matters.

                  (a) Offers of Employment to Seller's Employees. Prior to or after the Closing, Orkin may offer employment to any Business Employees;
provided, however, that notwithstanding anything to the contrary set forth herein, it is understood that there is no obligation on the part of Orkin to make any such offers of employment. Any Business Employee who accepts an offer and is hired by Orkin effective as of the Closing is a "Transferred Employee". With respect to Transferred Employees, Orkin and Redd agree to cooperate fully in the transition of any such persons. Nothing contained in this Section shall be construed to affect or limit any right Orkin or its affiliates may have after the Closing with respect to the terms and conditions of employment of any Business Employees (including but not limited to provision of employee benefits different from those provided through the Employee Benefit Plans) or to terminate the employment of any Transferred Employee at any time.

                  (b) Limitation. Notwithstanding the provisions of clause (a) of this Section, Orkin shall not be required to offer employment to a person and such person shall not be an "Transferred Employee" if, as of the Closing Date,
(i) such person has been determined to be eligible for and actually receiving disability benefits on the Closing Date pursuant to an occurrence prior to the Closing Date, excepting any person who is able to perform the essential functions, with or without reasonable accommodation, of the position which they would have been offered if there had been no disability benefits paid or (ii) such person fails to comply with those Orkin employment criteria described on
Schedule 5.03(b) ("Orkin Minimum Employment Criteria").

                  (c) Accrued Benefits.Redd shall be responsible for vacation pay (resulting from earned vacation days not taken) and sick pay which accrued on or before the Closing Date of all Business Employees who do not become Transferred Employees. With respect to Business Employees who become Transferred Employees, Orkin shall afford such employees the right to take paid vacation and sick time earned prior to the Closing Date and which is included in the Days Off Accruals; provided, however, that if Redd is required, by virtue of collective bargaining agreements or otherwise, to pay such employees for any accrued but unused vacation and sick time, Orkin need not afford such employees the right to take such vacation and sick time.

                  (d) Actions by Redd. Redd shall be responsible for providing all notices and other communications to employees which may be required under the Worker Adjustment and Retraining Act (the "WARN" Act") other than those required solely due to actions of Orkin. Redd shall offer, or cause to be offered by one or more of its ERISA Affiliates, and shall be responsible for providing all notices and other communications to, and shall be responsible for, Continuation Coverage to individuals who would be eligible to elect such coverage if the transactions contemplated by this Agreement were treated as a Qualifying Event with respect to all Business Employees as a result of the transactions contemplated by this Agreement. Redd shall provide, or cause to be provided by an ERISA Affiliate, all applicable notifications of any conversion rights or privileges available under any Employee Benefit Plan or ERISA Affiliate Employee Benefit Plan which is an "employee welfare benefit plan" (as that term is defined in Section 3(1) of ERISA)

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

which arise as a result of the transactions contemplated by this Agreement. Orkin shall neither assume nor have any obligations or liabilities whatsoever in respect of severance, WARN Act, payroll and/or unemployment tax, pension, profit-sharing, health insurance, COBRA or other employee benefit liabilities in respect of any Business Employee whose employment with Redd terminates on or before the Closing, whether or not employed by Orkin, and Redd shall be liable for any penalties, excise taxes or interest resulting from failure to provide such benefits.

                  (e) Severance.  Redd shall be liable for any  compensation (if any) accrued and due for the period of time prior to the Closing, or owed as a result of the transactions contemplated by this Agreement, to any Business Employee of Redd, including any payment due under the WARN Act. Orkin agrees to adopt, effective as of the Closing Date, a [***] for Transferred Employees, which shall provide that any Transferred Employee (other than Transferred Employees who are also Senior Management) who is terminated by Orkin within the [***] period after the Closing for any reason other than for "cause" (as defined in Orkin's employee benefits policy) will be provided [***] notice of termination, or, in the alternative, [***] pay in lieu of notice of termination. After the termination of each such "special severance pay plan", Orkin agrees that Transferred Employees shall be eligible to participate in Orkin's then existing severance pay plan and with respect to such severance pay plan, all Transferred Employees shall be provided [***] for the period that the Transferred Employees were employed by Redd.

                  (f) Benefit Plans. Effective as of the Closing Date, Transferred Employees shall be eligible to participate in any ERISA qualified or employee welfare programs and/or benefits and any incentive or other compensation program (e.g., pension, retirement, profit sharing, stock option, incentive, vacation, education reimbursement or assistance, deferred compensation, hospitalization, medical, dental, life insurance, sick pay, disability, severance or other plan, program, policy or arrangement) ("Employee Benefits") offered by Orkin, to the same extent that Orkin's similarly-situated employees are eligible to participate in such programs and/or plans. Other than for purposes of calculating any qualified defined benefit retirement benefit or for purposes of determining a Transferred Employee's vested interest in any employer "match" contribution under Orkin's Code Section 401(k) qualified savings plan, Orkin shall grant all Transferred Employees service credit for the period that the Transferred Employees were employed by Redd. Such service credit shall apply for all eligibility and vesting requirements set forth in any Employee Benefits. Redd shall take such actions as may be necessary to allow all Transferred Employees to "roll-over" any moneys held in Redd's Code Section 401(k) qualified savings plan into Orkin's Code Section 401(k) qualified savings plan effective as soon as practicable after the Closing. Redd agrees to fully vest, effective as of the Closing Date, but contingent on the Closing, all Transferred Employees who are participants in the Redd's Code Section 401(K) qualified savings plan.

         5.04  Customers.

                  (a) From and after the date hereof and until the Closing Date, Redd shall use its reasonable efforts to retain its customers, including using its reasonable efforts, in all material respects, to:

                           (i)   service all customers  with the same service
personnel used by Redd to service such customers (to the extent reasonably practicable) and with a level of service and quality consistent with Redd's past practices;

                           (ii)  abide by the  terms of all  existing  contracts
(including Customer Contracts) relating to the customers and the operation of the Pest Business with respect to such customers;

                           (iii) abide by the terms of all guarantees associated
with Customer Contracts for such customers and perform all necessary work and satisfy all obligations thereunder;

                           (iv) communicate with and call upon the customers in
a manner consistent with Redd's past practices and with the same sales personnel used by Redd to communicate and call upon such customers (to the extent reasonably practicable); and

                           (v)   take such other  actions  relating  to  the to
provision of Pest Services the customers consistent with Redd's past practices.

                  (b) From and after the date hereof and until the Closing Date,
Redd agrees to use its reasonable efforts to cooperate with Orkin in consummating the transactions contemplated hereby and in effecting an orderly transition all the customers, the Assets and the Assumed Liabilities to Orkin.

         5.05 Access. Prior to the Closing, Redd shall grant to Orkin or cause to be granted to Orkin and its representatives, employees (including information technology personnel), counsel and accountants reasonable access, during normal business hours and upon reasonable notice, (i) to the personnel, properties, systems, books and records of Redd relating to the Pest Business, (ii) to the employees employed in the Pest Business for the purpose of facilitating hiring by Orkin and integrating employees into Orkin's operations, (iii) to the books and records of Redd for the purpose of providing Orkin with information demonstrated by Orkin as required to be included in a required filing under Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, and (iv) subject to the consent of the relevant landlord or lessor, to the premises covered by the Leases for the purpose of conducting a Phase I environmental investigation of such premises (it being agreed by the parties hereto that in the event that Orkin, in the process of such investigations, discovers an Environmental Violation at any of such premises which materially and adversely affects such premises, then Orkin must disclose to Redd the results of the Phase I investigation and may refuse to assume, and Redd shall not assign and transfer, the Lease(s); provided however, that all requests for access shall be directed to such person as Redd shall designate from time to time.

         5.06  Sales or Transfer Taxes and Other Charges.

                  (a) Except as otherwise specifically provided in this Agreement, Orkin and Redd shall each be responsible for and shall pay fifty percent (50%) of the cost of all sales, use, value-added, excise, business, goods and services, transfer, stamp, recording, registration, conveyance, or similar taxes or expenses that may be imposed as the result of the sale and transfer of the Assets (including without limitation, any duty or other tax chargeable in respect of any instrument transferring property and all filing fees or expenses payable in connection with the sale and transfer of the intellectual property described in Section 1.01(g), but excluding any and all penalties, interest and additions to any of such taxes which shall be paid by the party against whom such penalty, interest or addition was levied), and the parties shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of any applicable tax law. Redd shall be responsible for the preparation and filing of any sales and use tax filings necessitated by the consummation of the transactions contemplated in this Agreement, but shall provide drafts of any such filings to Orkin within a reasonable period of time prior to the due date for filing the same, and shall revise such filings, as appropriate, to take into account any reasonable comments thereto as provided by Orkin. Orkin shall be responsible for the preparation and filing of any transfer tax filings necessitated by the consummation of the transactions contemplated in this Agreement, but shall provide drafts of any such filings to Redd within a reasonable period of time prior to the due date for filing the same, and shall revise such filings, as appropriate, to take into account any reasonable comments thereto as provided by Redd.

                  (b) The following expense items relating to the Pest Business shall be apportioned at the Closing in an equitable manner (based on actual tax or other relevant bills or, to the extent such bills are not available prior to the Closing, based on the most recently ascertainable tax or other relevant bills). To the extent necessary, the parties shall make appropriate adjustments and payments one to the other after the Closing so that the income and expense items with respect to the period up to the Closing Date shall be for Redd's account and the income and expense items with respect to the period on and after the Closing Date shall be for Orkin's account:

                           (i)   Real estate taxes and payments in lieu of tax
with respect to the properties covered by the Leases on the basis of the fiscal year for which assessed.

                           (ii) Personal property taxes, if any, on the basis
of the fiscal year for which assessed.

                           (iii) Utilities,   telephone   charges   and  other
apportionments and adjustments on the basis of the fiscal year for which assessed.

         5.07 Tax Assistance. After the Closing and upon reasonable written notice, the parties shall furnish or cause to be furnished to each other and their respective representatives, employees, counsel, and accountants access during normal business hours, such information and assistance relating to the Pest Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports, or forms, or the defense of any tax claim or assessment; provided, however, that this access shall not unreasonably disrupt the normal operations of Orkin or Redd, and the party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the party furnishing cooperation. This cooperation will continue for a reasonable period from the Closing Date plus any additional time during which a party has been advised (a) that there is an ongoing tax audit with respect to periods before the Closing Date or (b) that the period is open to assessment. Redd shall be responsible for any tax returns and filings attributable to income earned, or fiscal or filing periods ending, before the Closing Date, and Orkin

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

shall be responsible for any tax returns and filings attributable to income earned, or fiscal or filing periods ending, on or after the Closing Date.

         5.08 Updated Schedules. Prior to the Closing, Redd shall have the right to supplement, modify or update the Schedules hereto to reflect any changes in, or facts, events or circumstances relating to, the Pest Business that occur in the ordinary course of business prior to the Closing; provided, however, that any such supplements, modifications or updates shall be subject to Orkin's rights under Section 6.01 hereof.

         5.09 Termite Guarantee Contracts. From and after the Closing, Orkin shall provide services on behalf of Redd under the Termite Guarantee Contracts. Until the earlier of (i) the expiration date of a Termite Guarantee Contract, or
(ii) the beginning of a renewal period for which Orkin has assumed such contract, all costs and expenses attributable to services performed pursuant to such contract shall be borne by Redd, and shall be reimbursed by Redd to Orkin within thirty (30) days after the presentation of an invoice therefor. Such costs and expenses shall be equal to direct labor and materials costs attributable to such services, plus an overhead charge equal to [***] of such direct costs. If Redd fails to pay Orkin any amount due to Orkin under this
Section 5.09, Orkin shall first treat such amount as an uncollected account receivable and included in the Uncollected AR Calculation under Section 2.08 hereof, if due and payable within the one hundred and eighty (180) day period following the Closing Date, and then with respect to any additional amount set-off such amounts against the obligations due under the Promissory Notes.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF ORKIN

         The obligation of Orkin to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions unless waived in writing by Orkin:

         6.01 Representations and Warranties;Covenants. The representations and warranties of Redd made in this Agreement shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date and Redd and the Owner, as the case may be, shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing, except to the extent of changes or developments caused or contemplated by the transactions expressly contemplated by this Agreement, for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time) and for breaches of such representations and warranties and covenants that, in the aggregate, together with all supplements, modifications and updates to the Schedules made by Redd as permitted by Section
5.10 above, would not have a material adverse effect on the Pest Business; and Redd and the Owner shall have delivered to Orkin a certificate dated the Closing Date confirming the foregoing.

         Notwithstanding the foregoing, the parties hereto acknowledge that all or some portion of the Schedules contemplated by this Agreement may not be attached hereto on the date hereof. Redd covenants and agrees to deliver such Schedules to Orkin as soon as practicable after the date hereof, but in any event no later than five (5) business days prior to the Closing, and further

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

acknowledges that such Schedules shall be acceptable to Orkin in its sole discretion in order for Orkin to be obligated to consummate the transactions contemplated herein.

         6.02 No Injunctions, etc. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated herein.

         6.03 Revenue Validation. Orkin shall be satisfied, in its sole discretion, that the Revenues of Redd for the twelve (12) month period ending August 31, 1999 are no less than $12,750,000.

         6.04 Deliveries. At the Closing, Redd or the Owner, as the case may be, shall have delivered, or cause to be delivered, to Orkin each of the following documents:

                  (a) a bill of sale and any other appropriate instruments of transfer, assignment and conveyance in form and substance reasonably satisfactory to Orkin, all dated as of the Closing Date, evidencing and effecting the sale and transfer to Orkin of the Assets (it being understood that none of the foregoing shall require Redd or any other person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement, and any additional statement contained therein shall not constitute a representation or warranty), including assignments of the Intellectual Property included in the Assets in form appropriate for recordation with relevant governmental agencies or authorities responsible for intellectual property.

                  (b) an opinion of counsel to Redd and the Owner in form reasonably satisfactory to Orkin and its counsel.

                  (c) the Redd Noncompetition Agreement, the Richard Redd Noncompetition Agreement and the Senior Management Noncompetition Agreements, duly executed by the Redd, Richard Redd, and each of Senior Management, as applicable.

                  (d)  Waivers  of  Rights   Agreement   signed  by  the  Senior
Management and Richard Redd in the form attached hereto as Exhibit B.

                  (e) the Senior Management Employment Agreements with Orkin, executed by each member of Senior Management, in the form attached hereto as Exhibit C.

                  (f)  the  Copesan   Commission  and  Termination  of  Deferred
Compensation Agreement between Richard Redd and Orkin, duly executed by Richard Redd, in the form attached hereto as Exhibit D.

         6.05  Closing of Related Transactions.

                  (a) That certain [***] by [***]Redd to [***] in the face amount of [***] shall be paid in full or otherwise satisfied.

                  (b) All other amounts owed by Redd to Richard Redd, or owed by Richard Redd to Redd, shall be paid in full or otherwise satisfied.

         6.06 Board Approval. The transactions contemplated by this Agreement shall have been approved by the Board of Directors of Orkin and Rollins, Inc.

                                   ARTICLE VII
            CONDITIONS PRECEDENT TO OBLIGATIONS OF REDD AND THE OWNER

         The obligation of Redd and the Owner to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing by Redd and the Owner:

         7.01 Representations and Warranties; Covenants. The representations and warranties of Orkin made in this Agreement shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date and Orkin shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Orkin by the time of the Closing, except to the extent of changes or developments caused or contemplated by the transactions expressly contemplated by this Agreement and for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and for breaches of such representations and warranties and covenants that, in the aggregate, would not have a material adverse effect on Orkin or its business taken as a whole; and Orkin shall have delivered to Redd a certificate dated the Closing Date confirming the foregoing.

         7.02 No Injunctions, etc. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated herein.

         7.03 Deliveries. At Closing, Orkin shall have delivered:

                  (a) the Closing Cash Payment;

                  (b) the Promissory Notes;

                  (c) the Redd Noncompetition Agreement, the Richard Redd Noncompetition Agreement, and the Senior Managemen Noncompetition Agreements, each duly executed by Orkin;

                  (d) the Senior Management Employment Agreements with Orkin, executed by Orkin;

                  (e) the Copesan Commission and Termination of Deferred Compensation Agreement between Richard Redd and Orkin, duly executed by Orkin;

                  (f) a License Agreement between Orkin and Redd in the form attached hereto as Exhibit E, duly executed by Orkin, which License Agreement shall grant Redd a limited license to use the Intellectual Property after the Closing with respect to Redd's obligations as a franchisor under the Redd Franchise Agreements;

                  (g) an assumption agreement in form and substance reasonably satisfactory to Redd and the Owner, evidencing the assumption by Orkin of the Assumed Liabilities, including, but not limited to, that certain Motor Vehicle Lease Agreement between Automotive Rentals, Inc. ("ARI") and Redd (the "Motor Vehicle Lease Agreement");

                  (h) a Guaranty executed by Rollins, Inc., Orkin's parent company, in the form attached hereto as Exhibit F;

                  (i) an opinion of counsel to Orkin in form reasonably satisfactory to Redd and its counsel; and

                  (j) evidence of payment of the Deposit Guaranty Loan.

         7.04 Board Approval. The transactions contemplated by this Agreement shall have been approved by the sole shareholder of Redd, and, to the extent required, the Board of Directors of Redd.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.01 Indemnification by Redd. Subject to the provisions of Section 8.04 hereof, Redd shall indemnify and hold harmless Orkin, its officers, directors, employees, affiliates, subsidiaries, agents and permitted assigns, from and against any and all liabilities, obligations, claims, demands, losses, actions and suits at law, administrative proceedings and investigations, or proceedings in equity, damages, judgments, assessments, charges, fines, penalties, costs and expenses, including reasonable attorneys' fees but excluding punitive damages (collectively, "Losses"), arising out of or caused by (i) a breach of any representation or warranty of Redd or the Owner contained in this Agreement,
(ii) a breach of any covenant of Redd or the Owner contained in this Agreement and (iii) any liability or obligation of Redd that is not an Assumed Liability, or (iv) any failure to perform before Closing under any Customer Contract, Lease, Purchase Order or Other Contract.

         8.02 Indemnification by Orkin. Orkin shall indemnify and hold harmless Redd, its officers, directors, employees, affiliates, subsidiaries, agents and permitted assigns, and the Owner, from and against any and all liabilities, obligations, claims, demands, losses, actions and suits at law, administrative proceedings and investigations, or proceedings in equity, damages, judgments, assessments, charges, fines, penalties, costs and expenses, including reasonable attorneys' fees but excluding punitive damages (collectively, "Losses") arising out of or caused by (i) a breach of any representation or warranty of Orkin contained in this Agreement, (ii) a breach of any covenant of Orkin contained in this Agreement, (iii) any Assumed Liabilities, or (iv) any failure to perform after Closing under any Customer Contract, Lease, Purchase Order or Other Contract.

         8.03  Procedures Relating to Indemnification.

                  (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement with respect to a claim or demand made by any third party against the indemnified party (a "Third Party Claim"), such indemnified party must

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

notify the party from whom indemnification is sought (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by the indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement except to the extent the indemnifying party has been actually prejudiced as a result of the failure to provide prompt and reasonably detailed written notice. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt of notice, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense of such claim and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense of such claim with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall be entitled to continue to assert any limitation on its indemnification responsibility contained in Section 8.01 or in Section 8.02. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, with the understanding that the indemnifying party shall control the defense thereof. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed defense thereof. If the indemnifying party chooses to defend a Third Party Claim, the parties shall cooperate in the defense or prosecution of the claim. This cooperation will include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes defense of the Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise, or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent will not be unreasonably withheld). If the indemnifying party shall have assumed the defense of the Third Party Claim, the indemnifying party shall not settle such Third Party Claim without the indemnified party's prior written consent (which consent will not be unreasonably withheld).

         8.04  Year 2000 Compliance Representation by Redd; Right of Setoff.
               ------------------------------------------------------------

                  (a) Notwithstanding the provisions of Section 8.01(i) above, the obligation of Redd to indemnify Orkin with respect to a breach of Redd's representations and warranties with respect to Year 2000 compliance (as set forth in Section 3.25 hereof) shall apply only if the Losses attributable to a breach of such Section exceed [***] dollars [***], and shall only apply to the extent that such losses exceed [***] dollars [***].

                  (b) Without limiting other remedies available to Orkin, Orkin shall have the right to set-off any amounts payable by Redd to Orkin pursuant to the indemnification provisions of this Article VIII against the obligations due under the Promissory Notes.

                                   ARTICLE IX
                            COVENANTS NOT TO COMPETE

         9.01 Redd. Redd shall execute and deliver at Closing a Noncompetition Agreement in the form attached as Exhibit G (the "Redd Noncompetition Agreement"). The shall acknowledge in the Noncompetition Agreement that the geographic area and the period and nature of the agreed restrictions set forth therein are necessary and reasonable for the protection of Orkin and shall acknowledge that the restrictions contained therein relate exclusively to the Pest Business.

         9.02 Richard Redd. Richard Redd shall execute and deliver at Closing a Noncompetition Agreement in the form attached as Exhibit H (the "Richard Redd Noncompetition Agreement"). Richard Redd shall acknowledge in the Noncompetition Agreement that the geographic area and the period and nature of the agreed restrictions set forth therein are necessary and reasonable for the protection of Orkin and shall acknowledge that the restrictions contained therein relate exclusively to the Pest Business.

         9.03 Senior Management. Each member of Senior Management shall execute and deliver at Closing a Noncompetition Agreement in the form attached hereto as
Exhibit I (the "Senior Management Noncompetition Agreement"). Each member of Senior Management shall acknowledge in the Noncompetition Agreement that the geographic area and the period and nature of the agreed restrictions set forth therein are necessary and reasonable for the protection of Orkin and shall acknowledge that the restrictions contained therein relate exclusively to the Pest Business

                                    ARTICLE X
                                     GENERAL

         10.01 Notices. All notices, requests, demands, approvals, consents, waivers or other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered personally (including delivery by an express courier service which guarantees next day delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid, or (c) sent by telecopy, with written confirmation of receipt and a copy sent by the methods described in (a) or (b), as follows (or to such other address as any party shall specify by notice in writing to all other parties):

         If to Redd:                   c/o Barnes, Broom, Dallas & McLeod, PLLC
                                       1817 Crane Bridge Drive, Suite B
                                       Jackson, Mississippi 39216
                                       Attn: William E. McLeod
                                       Telecopy number: 601-981-6336

         If to Orkin:                  Orkin Exterminating Company, Inc.
                                       2170 Piedmont Road, N.E.
                                       Atlanta, Georgia 30324
                                       Attn: President
                                       Telecopy number: 404-888-2279
         With a copy to:               General Counsel
                                       Rollins, Inc.
                                       P.O. Box 647
                                       Atlanta, Georgia 30301
                                       Telecopy number: 404-888-2731
         With a copy to:               Jonathan Golden, Esq.
                                       Arnall Golden & Gregory
                                       2800 One Atlantic Center
                                       1201 West Peachtree Street
                                       Atlanta, Georgia 30309-3450
                                       Telecopy number: (404) 873-8701

         Any such notice, request, demand, approval, consent, waiver or other communication shall be deemed to have been received (i) if by personal delivery, on the date of delivery if delivered by hand or on the next business day if sent by express courier, (ii) if by mail, on the third business day following the mailing thereof, or (iii) if by telecopy as described above, upon transmission.

         10.02 Entire Agreement; Amendments; Waiver. This Agreement (including the disclosure schedules and other documents to be delivered at or prior to Closing) constitutes the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings among the parties hereto, in respect of the subject matter hereof and no amendment or modification of the Agreement may be made except in writing signed by all parties hereto. At any time prior to Closing, either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

         10.03 Expenses. Each of Orkin, on the one hand, and Redd and the Owner, on the other hand, shall pay its or their own expenses incidental to the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, except as otherwise expressly provided herein.

         10.04 Bulk Sales Laws. Without implying that such laws apply to the transactions contemplated hereby, the parties shall not comply with the provisions of bulk sales or bulk transfer laws of any states relating to creditors rights. Redd agrees, in addition to the provisions of Section 8.01, to indemnify and hold Orkin harmless from any loss, cost, or expense which arises out of any noncompliance with any state bulk sales or bulk transfer law relating to creditor's rights, and Orkin shall have the right to set-off any amounts payable by Redd to Orkin pursuant to this Section 10.04 against the obligations due under the Promissory Notes.

         10.05 Confidentiality.

                  (a) Orkin shall use all reasonable efforts to cause its directors, officers, employees, advisors, and affiliates to keep confidential for a period of three years from the Closing Date all information concerning Redd, other than information that relates solely to the Assets, the Pest Business or the Assumed Liabilities, and other than any such information that is available to the public on the Closing Date or thereafter becomes available to the public, other than the result of a breach of this Section 10.05(a). Nonetheless, Orkin may disclose any confidential information required by law or legal or administrative process to be disclosed without violating this Section 10.05(a).

                  (b) Redd and the Owner agree to use all reasonable efforts after the Closing Date to keep, and to cause Redd's directors, officers, employees, advisors and affiliates to keep the Information (as defined below) confidential for a period of three years from the Closing Date, except that any Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 10.05(b). or purposes hereof, the term "Information" means all information exclusively concerning the Pest Business, the Assets and the Assumed Liabilities, other than any such information that is available to the public on the Closing Date, or that thereafter becomes available to the public other than as a result of a breach of this Section 10.05(b), or that is developed independently by Redd or its affiliates or is obtained from third parties.

         10.06 Announcements. Except to the extent required by law, regulations or judicial process or as may be necessary to obtain any Consents or for financial reporting purposes, and except to the extent disclosed to the parties' respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as the recipients of such information agree to keep the terms of this Agreement confidential), each party agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the parties agree that each party shall have the right to announce publicly the existence and the terms of this Agreement if such party reasonably believes that such disclosure is required by the Securities Exchange Act of 1934 or regulations promulgated thereunder or by the rules and regulations of the New York Stock Exchange, provided that each party shall give reasonable notice to the other before making any such announcement and shall allow the other party reasonable time to comment on such release or announcement in advance of such release or announcement.

         10.07 Termination.

                  (a) This  Agreement  may be  terminated  at any time  prior to
Closing:

                           (i)  by the mutual  written  consent  of Orkin,  on
the one hand,  and Redd and the Owner,  on the other hand; or

                           (ii) by Orkin, on the one hand, and Redd and the
Owner, on the other hand, if the Closing has not occurred by January 1, 2000, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

                  (b) In the event Orkin on the one hand, and Redd and the Owner, on the other hand, seeks to terminate this Agreement as provided in
Section 10.07(a) above, such terminating party shall give the other parties notice thereof, whereupon this Agreement (other than Sections 10.05 and 10.06 and this Section 10.07(b)) shall terminate without any liability of any party hereto, other than (i) any liability for a pre-termination breach of warranty, representation or covenant of any non-terminating party contained herein, and
(ii) in the case of Redd and the Owner, an obligation to return to Orkin the Earnest Money Deposit.

         10.08 Headings. The headings and captions in this Agreement and in any Exhibit or Schedule hereto are solely for the convenience of the parties and shall be of no force or effect in the construction of the Agreement.

         10.09 Governing Law; Arbitration.

                  (a) This Agreement shall be construed in accordance with the internal laws of the State of Mississippi applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

                  (b) Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby shall, except with respect to seeking equitable remedies, be settled exclusively by arbitration in the city of Birmingham, Alabama. Such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then prevailing rules (except as otherwise provided herein), by one independent and impartial arbitrator. The fees and expenses of the AAA and the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the prime interest rate to the prevailing party. Pre-arbitration discovery shall be permitted in accordance with the rules of the AAA. The arbitrator shall render his award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in this Section 10.09(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

         10.10 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts, which together contain the signatures of all parties hereto, shall have been delivered to Redd and Orkin.

         10.11 Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by the parties hereto without the prior written consent of the other parties and any purported assignment without such consent shall be void and without effect; provided that, without the consent of Redd or the Owner, Orkin may assign its right to purchase any of the Assets hereunder to one or more wholly-owned subsidiaries of Orkin upon written notice of such assignment to Redd and the Owner. Provided, however, that no such assignment by Orkin shall limit or otherwise affect Orkin's obligations hereunder, and that Orkin shall execute such documentation as Redd and the Owner shall determine to be necessary or appropriate to evidence its continued obligations to Redd or the Owner after the Closing under any instruments contemplated herein (including, without limitation, the Promissory Notes).

         10.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.







                            (Signatures On Next Page)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first hereinabove set forth, by their representatives thereunto duly authorized.

                                         "ORKIN":
                        ORKIN EXTERMINATING COMPANY, INC.


                                         By:------------------------------
                                         Title:---------------------------


                                         "REDD":
                         REDD PEST CONTROL COMPANY, INC.


                                         By:-------------------------------
                                         Title:----------------------------

                                         "RICHARD REDD"

                                         ----------------------------------
                                         Richard L. Redd

                                    SCHEDULES


Schedule                               Title

1.01(c)                                Fixed Assets

1.01(d)                                Leases

1.01(f)                                Other Contracts

1.01(g)                                Intellectual Property

1.01(h)                                Field Office locations; telephone numbers

1.02(f)                                Franchise Agreements

1.02(h)                                Excluded Items

1.03(a)(ii)                            Deferred Compensation Agreements

1.03(a)(ii)                            Acquisition Obligations

2.01(h)                                Permitted Encumbrances

3.02(b)                                Consents

3.05                                   Major Customers

3.06                                   Inventory

3.10                                   Financial Schedules

3.11                                   Absence of Material Changes

3.12                                   Receivables

3.15                                   Labor Disputes

3.16                                   Employee Benefit Plans

3.17                                   Notice of Violations of Governmental
                                       Licenses, Permits or

                                       Approvals

3.18                                   Customer Compliance

3.19                                   Litigation

3.22                                   Environmental Matters

3.23                                   Immigration Matters

3.24                                   Facilities

5.03(b)                                Orkin Minimum Employment Criteria

                                LIST OF EXHIBITS


Exhibit              Title

A                    Form of Promissory Note (Section 2.04(b)
B                    Form of Waiver of Rights Agreement (Section 6.03(d)
C                    Form of Senior Management Employment Agreements (6.03(e))
D                    Form of Capesan Commission and Termination of Deferred
                     Compensation Agreement (Section 6.04(f))
E                    Form of License  Agreement  (Section  7.03(f))
F                    Form of  Guaranty of Rollins, Inc. (Section 7.03(h))
G                    Form of Redd  Noncompetition  Agreement  (Article IX)
H                    Form of Richard Redd Noncompetition Agreement (Article IX)
I                    Form of Senior Management Noncompetition Agreement
                     (Article IX)

                                  Schedule 1.03

                 Contractual Liabilities to be assumed by Orkin

         (i) Deferred Compensation Agreements

         1. Deferred Compensation Agreement, dated January 3, 1992, by and between Redd and Bert Marvin Jordan.

         2. Deferred Compensation Agreement, dated October 18, 1993, by and between Redd and Clement Lucas Burwell, Jr.

         3. Deferred Compensation Agreement, dated January 3, 1992 by and between Redd and Clint Eugene Case.

         (ii)Acquisition Obligations

         [insert].